                                                                      Exhibit 12



Atlantic City Electric Company
SEC Registration Method
Ratio of Earnings to
Fixed Charges





                                    Years Ended December 31,
                                  1992        1993        1994

Net Income                      $107,446    $109,026    $ 93,174

Federal Income Taxes
 Current                        $ 33,661    $ 29,680    $ 30,014
 Deferred                         16,064      18,747       8,650
 Investment Tax Credits-net       (2,534)     (2,534)     (2,534)

Total Taxes                     $ 47,191    $ 45,893    $ 36,130


Fixed Charges
  Interest on long term
    debt                        $ 50,719    $ 56,279    $ 53,747
  Amortization of debt
    expense, discount &
    premium, net                   2,565       3,106       3,599
Interest on short term
   debt                            1,579       1,421       1,778
Other interest expense             1,099         212        (664)
Interest factors associated
  with rentals                     4,177       3,884       4,148

Total Fixed Charges             $ 60,139    $ 64,902    $ 62,608

Earnings before income
  taxes and fixed
  charges (a)                   $213,716    $218,950    $190,884

Ratios of earnings to
Fixed Charges                       3.55        3.37        3.05


(a) Excludes the amount of capitalized interest associated with fixed charges.

Atlantic City Electric Company
SEC Registration Method
Ratio of Earnings to
Fixed Charges





                                    Years Ended December 31,
                                 1995*        1996        1997

Net Income                      $ 98,752    $ 75,017    $ 85,747

Federal Income Taxes
 Current                        $ 32,457    $ 35,510    $ 49,646
 Deferred                         18,354       3,982       3,330
 Investment Tax Credits-net       (2,534)     (2,534)     (2,534)

Total Taxes                     $ 48,277    $ 36,958    $ 50,442


Fixed Charges
  Interest on long term
  debt                          $ 56,547    $ 56,111    $ 56,773
  Amortization of debt
    expense, discount &
    premium, net                   3,782       3,918       2,824
Interest on short term
   debt                            3,081       4,597       4,430
Other interest expense              (531)      1,649       6,249
Interest factors associated
  with rentals                     4,364       4,019       3,574

Total Fixed Charges             $ 67,243    $ 70,294    $ 73,850

Earnings before income
  taxes and fixed
  charges (a)                   $212,900    $181,178    $208,824

Ratios of earnings to
Fixed Charges                       3.16        2.58        2.83


(a) Excludes the amount of capitalized interest associated with fixed charges.

*   Prior year amounts have been reclassed to reflect current year reporting.